                        DATED NOVEMBER 19, 1997 BETWEEN


                         THE TROOPER PARTNERSHIP, LTD.


                                      and


                      CALI REALTY ACQUISITION CORPORATION



================================================================================

                          PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made this ___ day of November, 1997, between THE TROOPER PARTNERSHIP, LTD., a limited partnership organized under the laws of the Commonwealth of Pennsylvania having an address at 920 Madison Avenue, Norristown, Pennsylvania 19403 ("Seller") and CALI REALTY ACQUISITION CORPORATION, a corporation organized under the laws of the State of Delaware having an address c/o Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 ("Purchaser).

                                   RECITALS

     A. Seller is the owner of certain property located in the Township of Lower Providence, County of Montgomery, Commonwealth of Pennsylvania commonly known as The Trooper Building, 1000 Madison Avenue, Valley Forge, Pennsylvania.

     B. Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, such property and certain other assets, all as more particularly set forth below, subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

1.   SUBJECT OF CONVEYANCE.
     ---------------------

          1.1 Seller hereby agrees to sell and convey, and Purchaser hereby agrees to purchase, subject to all terms and conditions set forth in this
Agreement:

               (a) that certain plot, piece or parcel of land situate, lying and being in the Township of Lower Providence, County of Montgomery, and Commonwealth of Pennsylvania, comprised of approximately 8.64 acres in the aggregate of developed land, and being more particularly described on Exhibit 1.1(a) (the "Land"), the building or buildings constructed on the Land (the "Building") and all of the other improvements located on the Land (together with the Building, the "Improvements");

               (b) all rights, privileges, grants and easements appurtenant to Seller's interest in the Land and Improvements, including without limitation, all of Seller's right, title and interest in and to all land lying in the bed of any public street, road or alley, all mineral and water rights and all easements, licenses, covenants and rights-of -way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and Improvements (the Land and Improvements and all such rights, privileges, easements, grants and appurtenances are sometimes referred to herein as the "Real Property");

               (c) all personal property, fixtures, equipment, inventory and fixtures owned by Seller and located on or at the Real Property, or used in connection with the Real Property (the "Personal Property");

               (d) all leases and other agreements with respect to the use and occupancy of the Real Property, together with all amendments and modifications thereto and any guaranties provided thereunder (individually, a "Lease", and collectively, the "Leases"), and rents, additional rents, reimbursements, profits, income, receipts and the amount deposited (the "Security Deposit") under any Lease in the nature of security for the performance of the obligations of the tenant or user (individually a "Tenant", and collectively, the "Tenants") under the Leases;

               (e) all of Seller's right, title and interest in and to all trademarks and tradenames used or useful in connection with the Real Property, including without limitation the name "The Trooper Building" and any other name by which the Real Property is commonly known, and all goodwill, if any, related to said names, all for which Purchaser shall have the sole and exclusive rights (collectively, the "Tradenames");

               (f) all of Seller's right, title and interest in and to all permits, licenses, guaranties, approvals, certificates and warranties relating to the Real Property and the Personal Property (collectively, the "Permits and Licenses"), all of Seller's right, title and interest in and to those contracts and agreements for the servicing, maintenance and operation of the Real Property ("Service Contracts"), which Purchaser elects to take, and telephone numbers of Seller in use at any of the Real Property (together with the Permits and Licenses and the Service Contracts, the "Intangible Property");

               (g) all promotional material, brochures, photographs (collectively, "Promotional Materials"), original leases and lease files, current rent roll, all keys to the Property in the Seller's possession, Seller's operational manual for the Building, and copies of those documents and reproducible drawings described in cover letters of the following dates from Thomas J. Maher, CEO or Marion Lawrence, Vice President, both of First Union/Maher Partners, to John Kropke and/or to Stephan K. Pahides, Esquire:
September 19, 1997, September 24, 1997, September 30, 1997 and October 9, 1997 (collectively and together with the Promotional Materials, the "Books and Records"); and

               (h) all other rights, privileges and appurtenances owned by Seller, if any, and in any way related to the rights and interests described above in this Section.

          The Real Property, the Personal Property, the Leases, the Tradenames, the Intangible Property, the Books and Records and the other property interests being conveyed hereunder are hereinafter collectively referred to as the "Property".

2.   PURCHASE PRICE AND TERMS OF PAYMENT.
     -----------------------------------

          2.1 The purchase price for the Property is FOURTEEN MILLION DOLLARS ($14,000,000) (the "Purchase Price"), payable on the Closing Date (as defined in
Section 10) by the wiring of federal funds to Seller or the Title Company (as hereinafter defined), subject to adjustment as provided herein. At the request of Seller given at least five (5) business days prior to the Closing Date, Purchaser agrees to provide to Seller bank or certified checks up to the amount due under this Section on account of sums due in order for Seller to perform its obligations hereunder.

3.   INSPECTION PERIOD; PURCHASER'S RIGHT OF TERMINATION
     AND REJECTION PRIOR TO CLOSING
     ---------------------------------------------------

          3.1 Through the period ending at 11:59 p.m. (Philadelphia time) on November 7, 1997 (the "Inspection Period"), Purchaser may perform, or cause to be performed, tests, investigations and studies of or related to the Property including, but not limited to, soil tests and borings, ground water tests and investigations, percolation tests, surveys, architectural, engineering, subdivision, utility availability, sewer capacity, environmental, access, financial, market analysis, development and economic feasibility studies and other tests, investigations or studies as Purchaser, in its sole discretion, determines is necessary or desirable in connection with the Property and may inspect the physical (including environmental) and financial condition of the Property, including but not limited to the Leases, Service Contracts, engineering and environmental reports, zoning and land zoning development approval agreements, permits and approvals, which inspection shall be satisfactory to Purchaser in its sole discretion. Purchaser shall conduct any tests and studies in a manner which does not unreasonably impede the day-to-day operations of the Property, and shall repair and restore any portion of the surface of the Premises disturbed by Purchaser, its agents or contractors during the conduct of any tests and studies to substantially the same condition as existed prior to such disturbance. Such right of inspection and the exercise of such right shall not constitute a waiver by Purchaser of the breach of any representation, warranty covenant or agreement of Seller which might, or should, have been disclosed by such inspection.

          3.2 During the Inspection Period, Purchaser, its agents and contractors, shall have unlimited access to the Property, subject to the rights of Tenants, and other information pertaining thereto in the possession or within the control of Seller for the purpose of performing such studies, tests, borings, investigations and inspections for the purposes described in Section
3. Seller shall cooperate with Purchaser in facilitating its due diligence inquiry and shall obtain, and use its best reasonable efforts to obtain, any consents that may be necessary in order for Purchaser to perform same, and use its best efforts to secure the cooperation of Tenants. In addition, Seller will deliver to Purchaser, promptly after request, true and complete copies of all test borings, Environmental Documents (as defined in Section 5.2(e)), surveys, title materials and engineering and architectural data and the like relating to the Property that are in Seller's possession or under its control. In the event any additional materials or information come within Seller's possession or control after the date of this Agreement, Seller shall promptly submit true and complete copies of the same to Purchaser. Seller shall notify Purchaser of any dangerous conditions on the Property of which Seller has knowledge, without specific investigation, including, without limitation, conditions which due to the nature of the borings, studies, investigations, inspections or testing to be performed by or on behalf of Purchaser may pose a dangerous condition to Purchaser or Purchaser's agents and contractors.

          3.3 Purchaser may terminate this Agreement for any reason, by written notice to Seller given within the Inspection Period. In the event Purchaser terminates this Agreement during the Inspection Period, this Agreement shall be null and void and the parties hereto shall be relieved of all further obligations hereunder except as otherwise provided herein. In the event Purchaser does not terminate this Agreement by the end of the Inspection Period, Purchaser shall be deemed to have elected to terminate this Agreement. Upon such termination (other than as a result of a breach of this Agreement by Seller), Purchaser agrees to return to Seller all materials received from Seller pursuant to this Agreement and to provide to Seller, without cost to Seller, copies of all reports and tests (other than financial, economic, market or similar reports, studies or tests) relating to the Property which were generated by or for Purchaser to the extent that Purchaser has the right to do so.

          3.4 Notwithstanding the expiration of the Inspection Period, Purchaser shall continue to have the rights set forth in Subsections 3.1 and 3.2, provided that this Agreement has not been terminated.

4.   TITLE MATTERS TO WHICH THIS SALE IS SUBJECT.
     -------------------------------------------

          4.1 At Closing, title to the Property shall be transferred in fee simple, good and marketable and free and clear of all liens and encumbrances, except for the following (collectively, the "Permitted Encumbrances"):

               (a) The lien of real estate taxes, personal property taxes, water charges, and sewer charges provided same are not due and payable, but subject to adjustment as provided herein;

               (b) The rights of Tenants, as tenants only;

               (c) Those restrictions, covenants, agreements, easements, matters and things affecting title to the Real Property of record as more particularly described in Schedule 4.1(c) annexed hereto and by this reference made a part hereof;

               (d) Any and all laws, statutes, ordinances, codes, rules, regulations, requirements, or executive mandates affecting the Property as of the date hereof except for engineering or institutional controls, including without limitation, a deed notice or declaration of environmental restrictions, or a groundwater classification exception area;

               (e) The state of facts shown on the survey, if any, described on
Schedule 4.1(c), and any other state of facts which a recent and accurate survey of the Real Property would actually show, provided same does not impair the use of the Real Property as intended by Purchaser and do not render title uninsurable at standard rates.

          4.2 Purchaser shall cause any title company licensed to do business in the State in which the Real Property is located (the "Title Company") to prepare a title insurance search and commitment for an owner's title insurance policy for the Real Property (the "Title Commitment") which shall be attached hereto as Schedule 4.2 and shall cause a copy of same to be delivered to counsel for Seller. If any defects, objections or exceptions in the title to the Real Property appear in the Title Commitments (other than the Permitted Encumbrances) which Purchaser is not required to accept under the terms of this Agreement, Seller agrees to use good faith efforts to cure same prior to Closing (as defined in Section 10) and in any event to cure, at its expense, (i) judgments against Seller, (ii) mortgages or other liens which can be satisfied by payment of a liquidated amount and (iii) defects, objections or exceptions which can be removed by payments not to exceed five (5%) percent of the Purchase Price in the aggregate. If, after complying with the foregoing requirements, Seller is unable to eliminate all unacceptable defects, objections or exceptions in accordance with the terms of this Agreement on or before the Closing, Purchaser shall elect either (w) to terminate this Agreement by notice given to the Seller, in which event the provisions of Section 4.10 shall apply, or (x) to accept title subject to such unacceptable defects, objections or exceptions and receive no credit against or reduction of the Purchase Price. Seller agrees and covenants that it shall not voluntarily place any defects, objections or exceptions to title to any of the Real Property from and after the date hereof.

          4.3 It shall be a condition to Closing that Seller convey, and that the Title Company insure, title to the Real Property in the amount of the Purchase Price (at a standard rate for such insurance) in the name of Purchaser or its designees, after delivery of the Deed (as defined in Section 10), by a standard 1992 ALTA Owners Policy, free and clear of all liens, encumbrances and other matters, other than the Permitted Encumbrances (the "Title Policy"), with affirmative insurance that any Permitted Encumbrances have not been violated, and that any future violation thereof will not result in a forfeiture or reversion of title. Seller shall provide such affidavits, including title affidavits and survey affidavits of no change, and undertakings as the Title Company insuring title to the Property may reasonably require. The words "insurable title" and "insurable" as used in this Agreement are hereby defined to mean title which is insurable at standard rates (without special premium) by the Title Company without exception other than the Permitted Encumbrances.

          4.4 In the event that Purchaser obtains a survey of the Real Property, Seller agrees to use in the Deed the metes and bounds description of the Land contained on such survey, provided that, such survey is certified to Seller.

          4.5 Any unpaid taxes, water charges, sewer rents and assessments, together with the interest and penalties thereon to a date not less than seven
(7) business days following the Closing Date (in each case subject to any applicable apportionment), and any mortgages or other liens created by Seller, which Seller is obligated to pay and discharge pursuant to the terms of this Agreement, together with the cost of recording or filing of any instruments necessary to discharge such liens and such judgments, shall be paid at the Closing by Seller. Seller shall deliver to Purchaser, on the Closing Date, a letter executed by an appropriate officer of each mortgagor or lien holder of each mortgage or other lien which Seller is obligated to pay and discharge pursuant to the terms of this Agreement evidencing its agreement that upon receipt of payment of a specified amount the mortgage or lien will be discharged and it shall promptly prepare, execute and file a satisfaction piece with respect to such mortgage or lien.

          4.6 If the Title Commitments disclose judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller, on request, shall deliver to the Title Company affidavits showing that such judgments, bankruptcies or other returns are not against Seller, or any affiliates. Upon request by Purchaser, Seller shall deliver any affidavits and documentary evidence as are reasonably required by the Title Company to eliminate the standard or general exceptions on the ALTA form Owner's Policy.

          4.7 If, on the Closing Date, the Property or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in annual installments, of which the first installment is either then a charge or lien or has been paid, then for the purposes of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable after the Closing Date, shall be deemed to be due and payable and to be liens upon the Property and shall be paid and discharged by Seller on the Closing Date.

          4.8 If, at or before Closing, it appears that the Property may be or is subject to mechanics' or materialmen's liens or the lien of decedent's debts, Seller shall, at Seller's cost and expense, provide special insurance from the Title Company against such lien and upon so doing the same shall be considered good delivery of title with respect thereto under this Agreement.

          4.9 If, at or before Closing, it appears that the Property is subject to the possible lien of unsettled corporate taxes or will be subject to possible corporate tax liability of Seller, Seller will enter into an agreement satisfactory to Title Company or deposit funds or security with Title Company as required to induce Title Company to insure title to the Property free and clear of loss or damage by reason of the nonpayment of such unsettled and other corporate taxes and the same shall be considered good delivery of title with respect thereto under this Agreement.

          4.10 If Seller is unable to convey title in accordance with the terms of this Agreement and Purchaser elects to terminate this Agreement, then this Agreement shall terminate and except as provided in the following sentence, neither party to this Agreement shall have any further rights or obligations hereunder other than those which are expressly stated herein to survive any such termination. Upon a termination of this Agreement by Purchaser, Seller shall refund to Purchaser all charges made for (i) examining the title to all of the Real Property, (ii) any appropriate additional municipal searches made in accordance with this Agreement, and (iii) survey and survey inspection charges, which refund obligation shall survive said termination.

          4.11 The Title Commitment lists as an exception to title, as item 3 on Schedule B, Section II, restrictions contained in a deed dated October 9, 1959, as modified by an Agreement to Modify Restrictions dated March 14, 1963, (as modified, the "Restrictions"). Seller agrees that, at Purchaser's request, it shall cause Valley Forge Equities, Inc., or such other appropriate successor of Valley Forge Industrial Park, Inc., (the "Declarant") to execute and deliver to Purchaser an instrument containing terms and conditions reasonably acceptable to Purchaser, and in recordable form, pursuant to which Declarant waives any rights or benefits under the Restrictions with respect to the Property and Purchaser's ownership thereof, and agrees not to enforce or impose the Restrictions against the Property or Purchaser.

5.   REPRESENTATIONS AND WARRANTIES OF SELLER.
     ----------------------------------------

          5.1 In order to induce Purchaser to enter into this Agreement and to perform as required hereunder, Seller hereby warrants and represents the following:

               (a) Seller is a duly organized and validly existing limited partnership organized under the laws of the Commonwealth of Pennsylvania, is duly authorized to transact business in the Commonwealth of Pennsylvania, has all requisite power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to sell the Property in accordance with the terms and conditions hereof. All necessary actions of the members of Seller to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement on its behalf have been or will be taken prior to Closing.

               (b) This Agreement, when duly executed and delivered, will be the legal, valid and binding obligation of Seller, enforceable in accordance with the terms of this Agreement. The performance by Seller of its duties and obligations under this Agreement and the documents and instruments to be executed and delivered by it hereunder will not conflict with, or result in a breach of, or default under, any provision of any of the organizational documents of Seller or any agreements, instruments, decrees, judgments, injunctions, orders, writs, laws, rules or regulations, or any determination or award of any court or arbitrator, to which Seller is a party or by which its assets are or may be bound.

               (c) Annexed hereto as Schedule 5.1 (c) is a true, complete and correct schedule of all of the Leases. The Leases are valid and bona fide obligations of the landlord and tenants thereunder and are in full force and effect. No defaults exist thereunder and no condition exists which, with the passage of time or the giving of notice or both, will become a default, except as specifically set forth in the Rent Roll. The Leases constitute all of the leases, tenancies or occupancies affecting the Real Property on the date hereof. Except as set forth in the Leases, there are no agreements which confer upon any Tenant or any other person or entity any rights to purchase, lease, license or otherwise possess, occupy or own the Property. All Tenants have commenced occupancy. No Tenant is entitled now or in the future to any concession, rebate, offset, allowance or free rent for any period, nor has any such claim been asserted by any Tenant, except as set forth in the Leases.

               (d) Annexed hereto as Schedule 5.1(d) (the "Rent Roll") is a true, complete and correct listing of the Leases, which also sets forth the following: (i) the name of each Tenant; (ii) the fixed rent actually being collected; (iii) the expiration date or status of each Lease (including all rights or options to renew); (iv) the Security Deposit; (v) whether there is any guaranty of a Tenant's obligations from a third party, and if so the nature of said guaranty; (vi) arrangements (other than a Lease) under which any Tenant is occupying space on the date hereof or will in the future, occupy such space;
(vii) any notices given by any Tenant of an intention to vacate space in the future; (viii) the base year(s) and base year amounts for all items of rent or additional rent billed to each Tenant on that basis; and (ix) any arrearages of any Tenant.

               (e) Seller has performed all of the material obligations and observed all of the material covenants required of the landlord under the Leases. All work, alterations, improvements or installations required to be made for or on behalf of all Tenants under the Leases have in all respects been carried out, performed and complied with, and there is no agreement with any Tenant for the performance of any work to be done in the future except as set forth in the Leases. No work has been performed at the Building which would require an amendment to the certificate of occupancy for the Building, and any and all work performed at the Property to the date hereof and to the Closing Date has been and will be in accordance with the rules, laws and regulations of all applicable authorities. All bills and claims for labor performed and materials furnished to or for the benefit of the Seller will be paid in full on the Closing Date. Except for certain construction activities to be undertaken by Reality Online, Inc., to the best of Seller's knowledge, no work, alterations, improvements or installations have been undertaken within four months prior to the date hereof, or are being undertaken on the date hereof, or are contemplated to be undertaken after the date hereof other than as may be provided in a Lease.

               (f) There are no service contracts, maintenance contracts, union contracts, employment agreements or other agreements affecting the Property or the operation thereof, except the Service Contracts. True, accurate and complete copies of the Service Contracts have been initialed by the parties. All of the Service Contracts are and will on the

Closing Date be unmodified from what the Purchaser has received from Seller and in full force and effect without any default or claim of default by any of the parties thereto. All sums presently due and payable by Seller under the Service Contracts have been fully paid and all sums which become due and payable between the date hereof and the Closing Date shall be fully paid on the Closing Date. All of the Service Contracts may be terminated as provided therein.

               (g) The Permits and Licenses include all certificates, licenses, permits and authorizations, including without limitation any Permits and Licenses relating to any environmental matters, necessary to operate and occupy the Building or customarily obtained in operating and occupying buildings similar to the Building, all of which Permits and Licenses are listed on
Schedule 5.1(g), along with the expiration date of same. Seller has not received any notice that any of the Permits and Licenses are subject to, or in jeopardy of, revocation or non-renewal. Seller is current in the payment of any fees required to be paid for the Permits and Licenses. All Permits and Licenses are in full force and effect and shall upon Closing, to the extent permitted by law, be transferred to Purchaser by Seller, without additional payment by Purchaser.

               (h) There are no actions, suits, labor disputes, litigation or proceedings currently pending or, to the knowledge of Seller, threatened against or related to Seller or to all or any part of the Property, the environmental condition thereof, or the operation thereof, nor does Seller know of any basis for any such action.

               (i) There are no outstanding requirements or recommendations by
(i) the insurance company(s) currently insuring the Property; (ii) any board of fire underwriters or other body exercising similar functions, or (iii) the holder of any mortgage encumbering any of the Property, which require or recommend any repairs or work to be done on the Property.

               (j) Seller has received no written notice and has no knowledge of
(i) any pending or contemplated annexation or condemnation proceedings, or private purchase in lieu thereof, affecting or which may affect the Property, or any part thereof, (ii) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of the Property, (iii) any proposed or pending special assessments affecting the Property or any portion thereof,
(iv) any penalties or interest due with respect to real estate taxes assessed against the Property and (v) any proposed change(s) in any road or grades with respect to the roads providing a means of ingress and egress to the Property. Seller agrees to furnish Purchaser with a copy of any such notice received within five (5) days after receipt, but in any event prior to Closing.

               (k) Seller has provided Purchaser with all material reports, including without limitation, the Environmental Documents, in Seller's possession or under its control related to the physical condition of the Property and to the best of Seller's knowledge all material Books and Records necessary for Purchaser to conduct its due diligence of the Property.

               (l) Seller has no knowledge of any notices, suits, investigations or judgments relating to any violations (including, without limitation, Environmental Laws as defined in Section 5.2(e)) of any laws, ordinances or regulations affecting the Property, or any violations or conditions that may give rise thereto, and has no reason to believe that any agency, board, bureau, commission, department, office or body of any municipal, county, state or federal governmental unit, or any subdivision thereof, having, asserting or acquiring jurisdiction over all or any part of the Property or the management, operation, use or improvement thereof (collectively, the "Governmental Authorities") contemplates the issuance thereof, and there are no outstanding orders, judgments, injunctions, decrees, directives or writs of any Governmental Authorities against or involving Seller or the Property.

               (m) Seller has no employees working at or in connection with the Property. There are not any union agreements affecting the Property as of the date hereof, nor shall any such agreements affect the Property as of the Closing Date.

               (n) Annexed hereto as Schedule 5.1(n) is a schedule of all leasing commission obligations affecting the Property. The respective obligations of Seller and Purchaser with respect to said commissions are set forth in Section 8 hereof.

               (o) Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller's creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of such Seller's assets, suffered the attachment or other judicial seizure of all, or substantially all, of such Seller's assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

               (p) The Personal Property is now owned and will on the Closing Date be owned solely by Seller free and clear of any conditional bills of sale, chattel mortgages, security agreements or financing statements or other security interests of any kind. Seller is the fee simple owner of the Real Property. No person, firm or entity has any rights in, or rights to acquire, all or part of the Property, other than Purchaser.

               (q) No portion of the Property is located in a flood plain.

               (r) Seller has paid all Taxes (as defined in Section 5.1(s)) due and payable prior to the Closing and filed all returns and reports required to be filed prior to the Closing with respect to the ownership and operation of the Property (by it or any predecessor entity) for which Purchaser could be held liable or a claim made against the acquired property.

               (s) Except as set forth in Schedule 5.1(s), there are no audits or other proceedings by any Governmental Authorities pending or, to the knowledge of Seller, threatened with respect to the Taxes resulting from the ownership and operation of the Property (by it or any predecessor entities) for which Purchaser could be held liable or a claim made against the acquired property. No assessment of Taxes is proposed against Seller (including any predecessor entities), the Property. Seller is not party to, and has no liability under (including liability with respect to a predecessor entity), any indemnification, allocation or sharing agreement with respect to Taxes. "Taxes" mean all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges or assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

               (t) No representation or warranty made by Seller contained in this Agreement, and no statement contained in any document, certificate, Schedule or Exhibit furnished or to be furnished by or on behalf of Seller to Purchaser or any of its designees or affiliates pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, which will make the statements herein or therein misleading or fail to fully and fairly provide the information required to be provided in any such document, certificate, Schedule or Exhibit. All documents delivered by Seller to Purchaser or any of its designees or affiliates will be and are true and correct copies of Seller's records, and except Schedules made at the specific direction of this Agreement or otherwise by Purchaser, maintained by Seller in its ordinary course of business.

          5.2 In addition to the provisions of Section 5.1, as an inducement to Purchaser, Seller hereby warrants and represents the following with respect to environmental matters:

               (a.) To the best of Seller's knowledge, except as disclosed on
Schedule 5.2(a):

                    (i) there are no Contaminants (as defined in Section 5.2(e)) on, under, at, emanating from or affecting the Property, except those in compliance with all applicable Environmental Laws (as defined in Section 5.2(e));

                    (ii) neither Seller, nor any current occupant or any prior owner or occupant, of the Property has received any Notice (as defined in Section 5.2(e)) from any Governmental Authority (as defined in Section 5.2(e)) or any other third party with respect to Contaminants on, under, at, emanating from or affecting the Property, and to Seller's knowledge no Contaminants have been Discharged (as defined in Section 5.2(e)) as to which a Governmental Authority has demanded that a cleanup be undertaken or which requires that a cleanup be undertaken under Environmental Laws;

                    (iii) no portion of the Property has ever been used by Seller or, to Seller's knowledge, any former owner or current or former occupant to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer or process Contaminants, with the exception of small quantities of office maintenance supplies and office supplies which contain Contaminants which are used and disposed of in accordance with Environmental Laws;

               (iv) Seller has not transported any Contaminants, nor to Seller's knowledge has any current or former occupant or owner transported any Contaminants, from the Property to another location which was not done in compliance with all applicable Environmental Laws;

               (v) no (S)104(e) informational request has been received by Seller with respect to the Property or with respect to any real property within the Valley Forge Corporate Center issued pursuant to CERCLA (as defined in Section 5.2(e));

               (vi) there is no asbestos or asbestos containing material in any friable state or otherwise in violation of Environmental Laws on the Property;

               (vii) all transformers and capacitators containing polychlorinated biphenyls ("PCBs"), and all "PCB Items", as defined in 40 C.F.R., (S)761.3, located on the Property, are identified in Schedule 5.2(a) and are in compliance with all Environmental Laws;

               (viii) there are no above ground storage tanks or Underground Storage Tanks (as defined in Section 5.2(e)) at the Property, regardless of whether such tanks are regulated tanks or not;

               (ix) all pre-existing above ground storage tanks and Underground Storage Tanks at the Property have been removed and their contents disposed of in accordance with and pursuant to Environmental Laws;

               (x) the Property has not been used as a facility for the disposal of regulated waste, including, without limitation, solid, hazardous and municipal waste, which is regulated under Environmental Laws, including, without limitation, the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
                                                        ----------
(S)6901 et seq., the Solid Waste Management Act, 35 PA. Cons. Stat. Ann.
        -- ---
(S)6018.101 et seq., the Hazardous Sites Cleanup Act, 35 PA. Cons. Stat. Ann.
            -- ---
(S)6020.101 et seq., the Municipal Waste Management Regulations, 25 PA. Code
            -- ---
(S)271.1 et seq., and the Hazardous Waste Regulations, 25 PA. Code (S)260.1 et
         -- ---                                                             --
seq.;
---

               (xi) Seller and each occupant of the Property have all environmental certificates, licenses and permits ("Permit") required to operate the Property and there is no violation of any applicable statute, ordinance, rule, regulation, order, code, directive or requirement, including, without limitation, Environmental Laws with respect to any Permit, nor any pending application for any Permit;

               (xii) Seller has no knowledge that the Property is in violation of, and the development and use of the Property as presently constructed and used are not subject to, any ruling, order or agreement with respect to, to any statutory land use regulation, including without limitation, wetlands regulations, administered by the United States of America, Army Corps of Engineers, the Environmental Protection Agency or the DEP (as defined in Section 5.2(e));

               (xiii) there are no federal or state liens as referred to under CERCLA, 35 PA. Cons. Stat. Ann (S)6020.509 or 35 PA. Cons. Stat. Ann.
(S)6021.702, or any other Environmental Laws or that have attached to the Property;

               (xiv) Seller has not, and has not permitted any occupant to engage in any activity on the Property in violation of Environmental Laws;

               (xv) the Property is in material compliance with Environmental Laws; and

               (xvi) there are not engineering or institutional controls on the Property, including, without limitation, any deed notice, declaration of environmental restriction, groundwater classification exception area or well restriction area, pursuant to Environmental Laws, nor has any event taken place at the Property that would require that any Deed to be delivered pursuant to
Section 10.2(a) contain any notification pursuant to 35 PA. Cons. Stat. Ann.
(S)6018.405, 35 PA. Cons. Stat. Ann. (S)6020.512, 25 PA. Code (S)264.119, as
amended, or any other Environmental Law.

          (b) Contemporaneously with the execution of this Agreement, and subsequently promptly upon receipt by Seller or Seller's representatives, Seller shall deliver to Purchaser: (i) all Environmental Documents concerning the Property generated by or on behalf of predecessors in title or former occupants of the Property to the extent in Seller's possession or control; (ii) all Environmental Documents concerning the Property generated by or on behalf of Seller, whether currently or hereafter existing; (iii) all Environmental Documents concerning the Property generated by or on behalf of current or future occupants of the Property to the extent in Seller's possession or control, whether currently or hereafter existing; and (iv) a description of all known operations, past and present, undertaken at the Property, and existing maps, diagrams and other documentation to the extent in Seller's possession or control designating the location of past and present operations at the Property and past and present storage of Contaminants above or below ground, on, under, at, emanating from or affecting the Property or its environs.

          (c) Seller shall notify Purchaser in advance of all meetings scheduled between Seller or Seller's representatives and DEP with respect to the Property, and Purchaser, and Purchaser's representatives shall have the right, without obligation, to attend and participate in all such meetings.

          (d) Seller shall indemnify, defend and hold harmless Purchaser from and against all claims, liabilities, losses, damages (other than lost profits and consequential damages), penalties and costs, foreseen or unforeseen including, without limitation reasonable counsel, engineering and other professional or expert fees, which Purchaser may incur to the extent resulting, directly or indirectly, wholly or partly, from any misrepresentation or breach of warranty by Seller or by reason of Seller's action or non-action with regard to Seller's obligations under this Section 5.2.

          (e) The following terms shall have the following meanings when used in this Agreement:

               (i) "Contaminants" shall mean, without limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, as defined in or regulated by on the date hereof, the "Tanks Laws" as defined below; the Resource Conservation and Recovery Act, as
                                                                           --
amended, 42 U.S.C. (S)6901 et seq.; the Comprehensive Environmental Response,
-------                    -- ---
Compensation and Liability Act, as amended, 42 U.S.C. (S)9601 et seq.
                                -- -------                    -- ----
("CERCLA"); the Water Pollution and Control Act, 33 U.S.C. (S)1251 et seq.;
                                                                   -- ---
together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof, in effect on the date hereof, as well as words of similar purport or meaning referred to in any other applicable federal, state, county or municipal environmental statute, ordinance, code, rule or regulation, including, without limitation, radon, asbestos, polychlorinated biphenyls, urea formaldehyde and petroleum products and petroleum based derivatives. Where a statute, ordinance, code, rule or regulation defines any of these terms more broadly than another, the broader definition shall apply.

               (ii) "Discharge" shall mean the releasing, spilling, leaking, leaching, disposing, pumping, pouring, emitting, emptying, treating or dumping of Contaminants at, into, onto or migrating from or onto the Property, regardless of whether the result of an intentional or unintentional action or omission.

               (iii) "Environmental Documents" shall mean all environmental documentation in the possession or under the control of Seller concerning the Property, or the Valley Forge Corporate Center including without limitation, all sampling plans, cleanup plans, preliminary assessment plans and reports, site investigation plans and reports, remedial investigation plans and reports, remedial action plans and reports, or the equivalent, sampling results, sampling result reports, data, diagrams, charts, maps, analysis, conclusions, quality assurance/quality control documentation, correspondence to or from any Governmental Authority, submissions to any Governmental Authority and directives, orders, approvals and disapprovals issued by any Governmental Authority.

               (iv) "Environmental Laws" shall mean each and every applicable federal, state, county or municipal statute, ordinance, rule, regulation, order, code, directive or requirement, together with all successor statutes, ordinances, rules, regulations, orders, codes, directives or requirements, of any Governmental Authority in any way related to Contaminants in effect on the date hereof.

               (v) "Governmental Authority" shall mean the federal, state, county or municipal government, or any department, agency, bureau or other similar type body obtaining authority therefrom, or created pursuant to any law.

               (vi) "DEP" shall mean the Pennsylvania Department of Environmental Protection or its successor.

               (vii) "Notice" shall mean, in addition to its ordinary meaning, any written communication of any nature, whether in the form of correspondence, memoranda, order, directive or otherwise.

               (viii) "Tank Laws" shall mean the Pennsylvania Storage Tank and Spill Prevention Act, 35 PA. Cons. Stat. Ann (S)6020.101, et. seq., the
                                                              --  ---
Pennsylvania Underground Storage Act, 58 PA. Cons. Stat. Ann. (S)451, et. seq.
                                                                      --  ---
and the federal underground storage tank law (Subtitle I) of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. (S)6901 et seq., together
                               -- -------                    -- ---
with any amendments thereto, regulations promulgated thereunder, and all substitutions thereof, and any successor legislation and regulations in effect on the date hereof.

               (ix) "Underground Storage Tank" shall mean each and every "underground storage tank", whether or not subject to the Tank Laws, as well as the "monitoring system", the "leak detection system", the "discharge detection system" and the "tank system" associated with the "underground storage tank", as those terms are defined by the Tank Laws.

          5.3 All representations and warranties made by Seller in this Agreement shall be considered to have been made both on the date hereof and on the Closing Date. All representations and warranties made by Seller in this Agreement shall survive the Closing Date for a period of one (1) year, except that the representations, warranties, covenants and agreements set forth in
Section 5.1(a), (b) and (q) and in Section 5.2 shall survive the Closing Date for a period of four (4) years (unless otherwise specified herein), and shall not be merged in the delivery of the Deed. The applicable survival period shall be extended if a claim is made by Purchaser within such period. Seller agrees to indemnify and defend Purchaser, and to hold Purchaser harmless, from and against any and all claims, liabilities, losses, deficiencies and damages as well as reasonable expenses (including attorney's, consulting and engineering fees), and interest and penalties related thereto, incurred by Purchaser, by reason of or resulting from any misrepresentation or breach of any representation or warranty, or any incompleteness of Schedule 5.2(a), or any nonfulfillment of any covenant and agreement of Seller contained in this Agreement.

          5.4 Purchaser acknowledges and agrees that, except as provided in this Agreement, Seller has not made any representations or warranties of any kind or character whatsoever, whether express or implied, with respect to the Property and that, except as provided in this Agreement, the transfer of the Property is on an "as is" condition. Purchaser acknowledges that it is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement and that Purchaser was represented by legal counsel in connection with this transaction. Except as set forth in this Agreement, Purchaser hereby waives and releases Seller from any and all claims, liabilities, losses, costs and damages, known or unknown, foreseen or unforeseen, which exist or which may arise in the future under any common or statutory law, including without limitation, CERCLA, now or hereinafter in effect with respect to any Discharge of Contaminants at the Property, but not with respect to any Contaminants on, under, at, emanating from or migrating from any other property currently or previously owned by Seller or subsequently acquired by Seller, including without limitation, any Contaminants migrating from any other property currently or previously owned by Seller or subsequently acquired by Seller onto, under or at the Property.

          5.5 For purposes of this Agreement the terms "to the best of Seller's knowledge" or "to Seller's knowledge" or any similar derivation thereof shall mean the actual knowledge of Roger C. Hope and Donald Nuss, both of whom have been active in the management of the Building since its development, with thoughtful consideration but without specific investigation, except where specifically stated to be with Seller's due inquiry and investigation.

6.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.
     -------------------------------------------

          6.1 In order to induce Seller to enter into this Agreement and to perform as required hereunder, Purchaser hereby warrants and represents the following:

               (a) Purchaser is a duly organized and validly existing limited partnership organized under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to sell the Property in accordance with the terms and conditions hereof. All necessary actions of the Board of Directors to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement on its behalf have been taken.

               (b) This Agreement, when duly executed and delivered, will be the legal, valid and binding obligation of Purchaser, enforceable in accordance with the terms of this Agreement. The performance by Purchaser of its duties and obligations under this Agreement and the documents and instruments to be executed and delivered by it hereunder will not conflict with, or result in a breach of, or default under, any provision of any of the organizational documents of Purchaser or any agreements, instruments, decrees, judgments, injunctions, orders, writs, laws, rules or regulations, or any determination or award of any court or arbitrator, to which Purchaser is a party or by which its assets are or may be bound.

          6.2 All representations and warranties made by Purchaser in this Agreement shall survive the Closing Date for a period of one (1) year, and shall not be merged in the delivery of the Deed. From and after the Closing, Purchaser agrees to indemnify and defend Seller, and to hold Seller harmless, from and against any and all claims, liabilities, losses, deficiencies and damages as well as reasonable expenses (including attorney's, consulting and engineering fees), and interest and penalties related thereto, incurred by Seller, by reason of or resulting from any breach, inaccuracy, incompleteness or nonfulfillment of the representations, warranties, covenants and agreements of Purchaser contained in this Agreement.

          6.3 Seller acknowledges that it is not in a significantly disparate bargaining position with respect to Purchaser in connection with the transaction contemplated by this Agreement and that Seller was represented by legal counsel in connection with this transaction.

7.   COVENANTS OF SELLER.
     -------------------

          7.1 Seller covenants and agrees that between the date hereof and the Closing Date it shall perform or observe the following:

               (a) Seller will operate and maintain the Property in the ordinary course of business and use reasonable efforts to reasonably preserve for Purchaser the relationships of Seller with the Tenants, suppliers, managers, employees and others having on-going relationships with the Property. Seller will complete any capital expenditure program currently in process or anticipated to be completed. Seller will not defer taking any actions or spending any of its funds, or otherwise manage the Property differently, due to the pending sale of the Property.

               (b) Seller, as landlord, will not enter into any new leases with respect to the Property, or renew or modify any Lease, without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed.

               (c) If prior to the Closing Date Seller shall have received from
(i) any insurance company which issued a policy with respect to the Property,
(ii) any board of fire underwriters or other body exercising similar functions, or (iii) the holder of any mortgage, any notice requiring or recommending any repair work to be done on the Property, Seller will do the same expeditiously and diligently at its own cost and expense prior to the Closing Date.

               (d)  Seller shall not:

                    (i) Enter into any agreement requiring Seller to do work for any Tenant after the Closing Date without first obtaining the prior written consent of Purchaser;

                    (ii) Accept the surrender of any Service Contract or Lease, or grant any concession, rebate, allowance or free rent;

                    (iii) Apply against rent due any Security Deposits with respect to any Tenant in occupancy on the Closing Date;

                    (iv) Renew, extend or modify any of the Service Contracts without the prior written consent of Purchaser, except as provided in subparagraph 7.1(h);

                    (v) Remove any Personal Property located in or on the Property, except as may be required for repair and replacement. All replacements shall be free and clear of liens and encumbrances and shall be of quality at least equal to the replaced items and shall be deemed included in this sale, without cost or expense to Purchaser; or

                    (vi) Cause or permit the Property, or any interest therein, to be alienated, mortgaged, licensed, encumbered or otherwise be transferred.

               (e) Upon request of Purchaser at any time after the date hereof, Seller shall assist Purchaser in its preparation of audited financial statements, statements of income and expense, and such other documentation as Purchaser may reasonably request, covering the period of Seller's ownership of the Property.

               (f) Seller will make all required payments under any mortgage affecting the Property within any applicable grace period, but without reimbursement by Purchaser therefor. Seller shall also comply with all other terms covenants, and conditions of any mortgage on the Property.

               (g) Up to and including the Closing Date, Seller agrees to maintain and keep such hazard, liability and casualty insurance policies in full force and effect in such amounts and covering such risks sufficiently to protect the Property and to protect, to a reasonable and prudent extent, the owner of the Property, in such amounts as are required so as not to be deemed a co-insurer, and for actual replacement cost, against any loss, damage, claim or liability.

               (h) Seller shall cancel, at its sole cost and expense, the contract with Schindler Elevator Corporation dated September 4, 1991, (the "Schindler Contract") and such other Service Contracts which Purchaser elects not to assume. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any claim made by Schindler Elevator Corporation under or in connection with the Schindler Contract.

               (i) Seller shall permit Purchaser and its authorized representatives to inspect the Books and Records of its operations at all reasonable times. All Books and Records not conveyed to Purchaser hereunder shall be maintained for Purchaser's inspection at Seller's address as set forth above.

               (j) All violations of statutes, ordinances, rules, regulations, orders, codes, directives or requirements affecting the Property, whether or not such violations are now noted in the records of or have been issued by any Governmental Authorities shall be complied with by Seller prior to the Closing and the Property shall be conveyed free of any such violations, including, without limitation, violations of Environmental Laws.

     (k)  Seller shall:

          (i) Promptly notify Purchaser of, and promptly deliver to Purchaser, a true and complete copy of any Notice Seller may receive, on or before the Closing Date, from any Governmental Authority, concerning a violation of Environmental Laws or Discharge of Contaminants;

          (ii) At its own cost and expense, be responsible for the remediation of all Contaminants to the extent existing on, under, at, emanating from or affecting the Property, as of the date of Closing, in violation of Environmental Laws, and for which Seller shall be liable to remediate under Environmental Laws except to the extent resulting from or caused by the activities of or exacerbated by Purchaser after Closing. In no event shall Seller's remediation involve any engineering or institutional controls, including, without limitation, capping, a deed notice, a declaration of environmental restrictions or other institutional control notice or a groundwater classification exception area or well restriction area which would impair Purchaser's ability to finance the Property or to use the Property for its current use or which would have a material adverse affect on the property value of the Property or the groundwater at, under, about, or emanating from the Property. Any such remediation and associated activities shall be undertaken pursuant to a right of access agreement reasonably acceptable to Purchaser, which agreement shall, among other things, include the requirements imposed upon Purchaser under Section 3.1 above. This paragraph shall survive the Closing for a period of two (2) years; and

          (iii) Contemporaneously with the execution and delivery of this Agreement, and subsequently, promptly upon receipt by Seller or its representatives, deliver to Purchaser a certified true and complete copy of all Environmental Documents.

          7.2 Seller represents that set forth on Schedule 7.2 are the only proceedings now pending for a reduction in the assessed valuation of the Property. Seller is hereby authorized to continue the proceedings set forth on
Schedule 7.2, and except as provided in the next sentence, to litigate or settle the same in Seller's discretion. Notwithstanding the foregoing, Seller shall not litigate or settle any such matters without Purchaser's prior written consent, not to be unreasonably withheld, if such litigation or settlement shall affect the current tax year or any future tax year. Purchaser is hereby authorized by Seller, in Purchaser's sole discretion, to file any applicable proceeding for any tax years following the last tax year set forth on Schedule
7.2. The net refund of taxes, if any, for any tax year for which Seller or Purchaser shall be entitled to share in the refund shall be divided between Seller and Purchaser in accordance with the apportionment of taxes pursuant to the provisions hereof. All expenses in connection therewith, including counsel fees, shall be paid for by the party entitled to the benefits thereof, with a pro-rata sharing between Seller and Purchaser for any tax year in which both
--- ----
parties are
entitled to a portion of the refund. The provisions of this Section shall survive the Closing Date.

          7.3 To the extent that any of the Promotional Materials are not in the possession of Seller, Seller shall cause the holders or owners of same to deliver such Materials to Purchaser, without cost or expense, which obligation shall survive the Closing.

8.   LEASING COMMISSIONS AND TENANT IMPROVEMENT OBLIGATIONS.
     ------------------------------------------------------

          8.1 All leasing commissions due on account of the original term of all Leases made before the date of this Agreement and extensions and renewals which are presently effective (but not renewals or extensions of such leases which are exercised after the Closing Date) shall be paid by Seller. All leasing commissions on account of extensions or renewals of Leases made after the Closing Date shall be paid by Purchaser. All tenant improvements obligations for the current term of any Lease shall be satisfied prior to the Closing Date. Except as set forth in the Leases, there are no obligations of the landlord under any Lease with respect to any tenant improvements. The provisions of this Section shall survive the Closing.

9.   ESTOPPEL CERTIFICATES.
     ---------------------

          9.1 On or prior to the date hereof, Seller agrees to deliver to each Tenant an estoppel certificate in the form annexed hereto as Exhibit 9.1 for Tenant's execution, completed to reflect the Tenant's particular Lease status. Seller agrees to use its best efforts to obtain from all Tenants the estoppel certificates in such form; provided, however, that if any Tenant shall refuse to
                           --------  -------
execute an estoppel letter in such form, Seller shall nevertheless be obligated to obtain estoppel certificates in the form in which each Tenant is obligated to deliver same as provided in its Lease. Seller agrees to deliver to Purchaser, upon receipt, copies of all estoppel letters received by Tenants, in the form received by Seller. An Estoppel Certificate shall be deemed delivered by a particular Tenant for the purposes of this Agreement if it is in the form required by the Lease for such Tenant. The estoppel certificates required to be obtained pursuant to this Section 9.1 are collectively referred to as the "Estoppel Certificates".

          9.2 As a condition to Closing, Seller shall deliver (a) an Estoppel Certificate from each Tenant which leases space at the Property in excess of 10,000 square feet or more in the aggregate and (b) Estoppel Certificates from the remaining Tenants leasing at least seventy-five (75%) percent of the aggregate remaining square footage of the Real Property.

          9.3 For an Estoppel Certificate to be deemed delivered for purposes of this Agreement, it must certify that the Tenant's most recent rental payment under its Lease was made not more than one (1) month prior to the month in which the Closing occurs.

          9.4 Seller shall propose to Tenants in the Estoppel Certificates, a provision, as follows:

          "Except as set forth in Schedule ____________ annexed hereto, Tenant does not use, store, manufacture, generate, handle or dispose of at the Property, any chemical, element or compound which is identified or classified as a regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant, toxic pollutant, contaminant, solid waste or special waste ("Hazardous Materials") under any law, ordinance, rule, regulation, order, directive or requirement of any governmental authority ("Laws"), other than small quantities of household cleaning and office supplies and the typical waste products resulting from the use thereof. To the extent Hazardous Materials are set forth on Schedule _______________ annexed, each of such Hazardous Materials is used, stored, manufactured, generated, handled and disposed of in accordance with the Laws."

Provided, however, that such a provision shall not be required to be contained in Estoppel Certificates to satisfy the conditions set forth in Subsection 9.2.

10.  CLOSING.
     -------

          10.1 The consummation of the transactions contemplated hereunder (the "Closing") shall take place at the offices of Eckell, Sparks, Levy, Auerbach, Monte & Emper, P.C., 344 West Front Street, Media, PA 19063 on or about the date which is fifteen (15) days following the end of the Inspection Period (the "Closing Date"). Upon notice to Seller, Purchaser may elect to accelerate the Closing Date to a date not less than five (5) days after the date of Purchaser's notice.

          10.2 On the Closing Date, Seller, at its sole cost and expense, will execute and deliver or cause to be executed and delivered to Purchaser the following documents:

               (a) A special warranty deed (the "Deed"), in form reasonably acceptable to and prepared by Purchaser and in proper statutory form for recording so as to convey to Purchaser good and marketable title to the Real Property, free and clear of all liens and encumbrances, except the Permitted Encumbrances. The delivery of the Deed shall also be deemed to constitute a transfer of the Personal Property associated with the Land conveyed by the Deed. In no event shall the Deed contain a notification pursuant to 35 PA. Cons. Stat. Ann. (S)6018.405, 35 PA. Cons. Stat. Ann. (S)6020.5120, or 25 PA. Code
(S)264.119, as amended, or any other Environmental Law.
            -- -------

               (b) All original Leases and all other documents pertaining thereto, and certified copies of such Leases or other documents where Seller, using its best efforts, is unable to deliver originals of same.

          (c) Originals of all other documents or instruments referred to herein (except where copies are permitted), including without limitation the Service Contracts, Licenses and Permits and Books and Records, and certified copies of same where Seller, using its best efforts, is unable to deliver originals.

          (d) A letter, in form reasonably acceptable to Purchaser, to Tenants advising the Tenants of the sale hereunder and directing that rent and other payments thereafter be sent to Purchaser or its designee, as Purchaser shall so direct.

          (e) Duly executed and acknowledged assignment and assumption of all Leases, Rents, Security Deposits and Intangible Property in the form of Exhibit 10.2(e) annexed hereto.

          (f) Duly executed and acknowledged assignment and assumption of all Service Contracts in the form of Exhibit 10.2(f) annexed hereto, other than those Service Contracts for which Purchaser elects not, or is not obligated, to assume.

          (g) If requested by Purchaser, a bill of sale, in form reasonably acceptable to Purchaser, with respect to the Personal Property.

          (h) An affidavit, and such other document or instruments reasonably required by the Title Company, executed by Seller certifying to the Title Company (i) against any work done or supplies delivered to the Property (other than the work to be performed by Reality Online, Inc.) which might be grounds for a materialman's or mechanic's lien under or pursuant to Pennsylvania Law, in form sufficient to enable the Title Company to affirmatively insure Purchaser against any such lien, (ii) that the signatures on the Deed are sufficient to bind Seller and convey the Property to Purchaser and (iii) a list of tenants under the Leases.

          (i) Affidavits and other instruments, including but not limited to all organizational documents of Seller and Seller's general partner including operating agreements, filed copies of limited liability certificates, articles of organization, and good standing certificates, reasonably requested by Purchaser and the Title Company evidencing the power and authority of Seller to enter into this Agreement and any documents to be delivered hereunder, and the enforceability of same.

          (j) The original Estoppel Certificates.

          (k) A list of all cash security deposits and all non-cash security deposits (including letters of credit) delivered by Tenants under the Leases, together with other instruments of assignment, transfer or consent as may be necessary to permit Purchaser to realize upon same.

          (l) A certificate indicating that the representations and warranties of

Seller made in this Agreement are true and correct as of the Closing Date, or if there have been any changes, a description thereof.

               (m) A Rent Roll, current as of the Closing Date, certified by Seller as being true and correct in all respects and showing no materially adverse change from the Rent Roll annexed hereto.

               (n) A letter from each applicable municipal department or agency having jurisdiction that the Premises is in compliance with the laws, codes, rules, regulations and ordinances regarding (i) zoning, (ii) building, (iii) health and (iv) fire, life and safety.

               (o) All proper instruments as shall be reasonably required for the conveyance to Purchaser of all right, title and interest, if any, of Seller in and to any award or payment made, or to be made, (i) for any taking in condemnation, eminent domain or agreement in lieu thereof of land adjoining all or any part of the Improvements, (ii) for damage to the Land pr Improvements or any part thereof by reason of change of grade or closing of any such street, road, highway or avenue, and (z) for any taking in condemnation or eminent domain of any part of the Land or Improvements.

               (p) A certificate signed by an officer or partner of Seller to the effect that Seller is not a "foreign person" as that term is defined in
Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), in order to avoid the imposition of the withholding tax payment pursuant to Section 1445 of the Code.

               (q) All such transfer and other tax affidavits, statements of value, declarations and returns and information returns, duly executed and sworn to by Seller as may be required of Seller by law in connection with the conveyance of the Property to Purchaser, including but not limited to, Internal Revenue Service forms.

               (r) A statement setting forth the Purchase Price with all adjustments and prorations shown thereon.

               (s) Any instruments reasonably required by Purchaser evidencing the assignment of the Tradenames.

               (t) Such other documents as may be reasonably required or appropriate to effectuate the consummation of the transactions contemplated by this Agreement.

               (u) A credit against the Purchase Price to the account of Purchaser in the amount of all cash Security Deposits and any prepaid rents, together with interest required to be paid thereon.

          10.3 On the Closing Date, Purchaser, at its sole cost and expense, will deliver or cause to be delivered to Seller the following documents:

      10.3.1 The balance of the Purchase Price, net of adjustments and prorations.

              (a) Duly executed and acknowledged assignment and assumption of all Leases, Rents, Security Deposits and Intangible Property in the form of
Exhibit 10.2(e) annexed hereto.

              (b) Duly executed and acknowledged assignment and assumption of all Service Contracts in the form of Exhibit 10.2(f) annexed hereto, other than those Service Contracts for which Purchaser elects not to assume.

              (c) A certificate indicating that the representations and warranties of Purchaser made in this Agreement are true and correct as of the Closing Date, or if there have been any changes, a description thereof.

              (d) Such other documents as may be reasonably required or appropriate to effectuate the consummation of the transactions contemplated by this Agreement.

      10.4 Seller and Purchaser shall each pay one-half (1/2) of all state and local realty transfer taxes imposed on this transaction. Purchaser shall pay all recording fees and charges necessary or required in order for the Deed to be recorded in the appropriate county register's or recorder's office and all title insurance premiums and examination fees and the costs of its due diligence investigations, except as may specifically be provided for herein. Each party shall be responsible for its own attorney's fees and one-half (1/2) of any reasonable escrow fees. The provisions of this Section 10.4 shall survive the Closing.

11.  ADJUSTMENTS.
     -----------

      11.1 The following items with respect to the Property are to be apportioned as of midnight on the date preceding the Closing:

              (a) Rents and escalation charges payable by Tenants as and when collected. All moneys received from Tenants from and after the Closing shall belong to Purchaser and shall be applied by Purchaser to current rents and other charges under the Leases. After application of such moneys to current rents and charges, Purchaser agrees to remit to Seller any excess amounts paid by a Tenant to the extent that such Tenant was in arrears in the payment of rent prior to the Closing, not in excess of one (1) month's rent.

              (b) Utility charges payable by Seller, including, without limitation, electricity, water charges and sewer charges. If there are meters on the Real Property, Seller will cause readings of all said meters to be performed not more than five (5) days prior to the Closing

Date.

                (c) Amounts payable under the Service Contracts other than those Service Contracts which Purchaser has elected not to assume.

                (d) Real estate taxes due and payable for the then current tax year. If the Closing Date shall occur before the tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. If subsequent to the Closing Date, real estate taxes (by reason of change in either assessment or rate or for any other reason) for the Real Property should be determined to be higher or lower than those that are apportioned, a new computation shall be made, and Seller agrees to pay Purchaser any increase shown by such recomputation and vice versa.

                (e) The value of fuel stored at any of the Real Property, at Seller's most recent cost, including taxes, on the basis of a reading made within ten (10) days prior to the Closing by Seller's supplier.

          11.2 At the Closing, Seller shall deliver to Purchaser a list of additional rent, however characterized, under each Lease, including without limitation, real estate taxes, electrical charges, utility costs and operating expenses (collectively, "Additional Rents") billed to Tenants for the calendar year in which the Closing occurs (both on a monthly basis and in the aggregate), the basis for which the monthly amounts are being billed and the amounts incurred by Seller on account of the components of Additional Rent for such calendar year. Upon the reconciliation by Purchaser of the Additional Rents billed to Tenants, and the amounts actually incurred for such calendar year, Seller and Purchaser shall be liable for overpayments of Additional Rents, and shall be entitled to payments from Tenants, as the case may be, based on the actual costs incurred by such party during each party's period of ownership during such calendar year.

          11.3 Except as otherwise provided in this Agreement, the adjustments shall be made in accordance with the customs in respect to closings in the Commonwealth of Pennsylvania.

          11.4 Any errors in calculations or adjustments shall be corrected or adjusted as soon as practicable after the Closing.

          11.5  The provisions of this Section 11 shall survive the Closing
Date.

12.  CONDITIONS PRECEDENT TO CLOSING.
     -------------------------------

          12.1 The obligations of Seller to deliver title to the Property and to perform the other covenants and obligations to be performed by Seller on the Closing Date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Seller):

          (a) The representations and warranties made by Purchaser herein shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          (b) Purchaser shall have delivered to Seller all of the documents provided herein for said delivery.

          12.2 The obligations of Purchaser to accept title to the Property and to perform the other covenants and obligations to be performed by Purchaser on the Closing Date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Purchaser):

          (a) The representations and warranties made by Seller herein shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          (b) Seller shall have performed all covenants and obligations undertaken by Seller herein in all respects and complied with all conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

          (c) The Title Company is unconditionally prepared to issue to Purchaser a Title Policy meeting the requirements set forth in Section 4 hereof for an "insurable title".

          (d) Seller shall have delivered to Purchaser all of the documents provided herein for said delivery.

          (e) The Property shall be in material compliance with all Environmental Laws.

13.  ASSIGNMENT.
     ----------

          This Agreement may not be assigned by Purchaser except to a directly or indirectly wholly-owned subsidiary or subsidiaries of Purchaser, or to a partnership in which any such wholly-owned subsidiary or subsidiaries owns, either directly or indirectly, at least seventy-five (75%) percent of the profits, losses and cash flow thereof and controls the management of the affairs of such partnership (any such entity, a "Permitted Assignee") and any other assignment or attempted assignment by Purchaser shall constitute a default by Purchaser hereunder and shall be deemed null and void and of no force and effect. In addition, at Closing, Purchaser shall have the right to cause Seller to direct the Deed and other closing instruments to such party as Purchaser shall direct in writing. No assignment or direction of the closing instruments shall relieve Purchaser from Purchaser's obligations under this Agreement.

14.  BROKER.
     ------

          14.1 Purchaser and Seller represent that they have not dealt with any brokers, finders or salesmen other than First Union/Maher Partners ("Broker"), in connection with this transaction, and agree to indemnify, defend and hold each other harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys' fees, which either party may sustain, incur or be exposed to by reason of any claim for fees or commissions made by anyone other than Broker through the other party. Seller agrees that it shall be solely liable for the commission due to Broker with respect to this transaction. The provisions of this Section shall survive the Closing or other termination of this Agreement.

15.  CASUALTY LOSS.
     -------------

          15.1 Seller shall maintain fire and extended coverage insurance policies with respect to the Property (the "Policy") in effect until the time of the Closing which is at least equivalent in all material respects to the insurance policies covering the Property as of the date hereof, which insurance Seller represents is customary and prudent for the assets owned by Seller.

          15.2 If at any time prior to the Closing Date any portion of the Property is destroyed or damaged as a result of fire or any other casualty (a "Casualty"), Seller shall promptly give written notice ("Casualty Notice") thereof to Purchaser along with Seller's estimate, given in good faith, of the cost to repair as a result of the Casualty (the "Repair Cost"). If the Repair Cost is in excess of three (3%) percent of the Purchase Price, then Purchaser shall have the right, at its sole option, of terminating this Agreement by written notice to Seller given within fifteen (15) days after receipt of the Casualty Notice. If Purchaser does not terminate this Agreement, the proceeds of any insurance with respect to the Property paid between the date of this Agreement and the Closing Date plus the amount of Seller's deductible under the policy insuring the Casualty shall be paid to Purchaser at Closing, and all unpaid claims and rights in connection with losses to the Property shall be assigned to Purchaser at Closing without in any manner affecting the Purchase Price.

          15.3 Seller shall cause all temporary repairs to be made to the Property as shall be required to prevent further deterioration and damage to the Property prior to the Closing Date; provided, however, that any such repairs shall first be approved by Purchaser, which approval shall not be unreasonably delayed or withheld. Seller shall have the right to be reimbursed from the proceeds of any insurance with respect to the Property paid between the date of this Agreement and the Closing Date for the cost of all such repairs.

          15.4 Seller shall not settle or compromise any insurance claims without Purchaser's prior written consent.

16.  CONDEMNATION.
     ------------

     In the event that prior to Closing, Seller shall become aware of the institution or threatened institution of any proceedings, judicial, administrative or otherwise, by eminent domain or otherwise, which propose to affect a material portion of the Property or any portion of the Building, Seller shall give notice (a "Condemnation Notice") to Purchaser promptly thereafter. Within fifteen (15) days following receipt of the Condemnation Notice, Purchaser shall have the right and option to terminate this Agreement by giving Seller written notice thereof. Any damage to or destruction of a Property as a result of a taking by eminent domain shall be deemed "material" for purposes of this
Section if the estimate of the damage, which estimate shall be performed by an insurance adjuster and Purchaser's architect, shall exceed three (3%) percent of
the Purchase Price.   Should Purchaser so terminate this Agreement in accordance with this Section, neither party shall have any further liability or obligations to the other. In the event Purchaser shall not elect to cancel this Agreement, Seller shall assign all proceeds of such taking to Purchaser, same shall be Purchaser's sole property, and Purchaser shall have the sole right to settle any claim in connection with the Property.

17.  PUBLICATION; CONFIDENTIALITY.
     ----------------------------

          17.1 Purchaser shall have the right to make such public announcements or filings with respect to the exchange as Purchaser may deem reasonably prudent. Purchaser shall not issue any such announcement without the prior approval of Seller as to the text of the announcement, not to be unreasonably withheld or delayed; provided, however, that Purchaser shall be entitled to make
                     --------  -------
such filings or announcements upon advice of counsel as may be necessary or required.

          17.2 Without the prior written consent of the other party, until Purchaser shall make a public announcement as provided in Section 17.1, neither Purchaser nor Seller shall disclose, and Seller and Purchaser will direct their respective representatives, employees, agents and consultants not to disclose, to any person or entity the fact that Purchaser and Seller have entered into an agreement to acquire the Property or any of the terms, conditions or other facts with respect to this Agreement. Notwithstanding the foregoing, either party may disclose those terms and conditions which are required to be disclosed pursuant to law or in order to comply with this Agreement; provided, however, that the
                                                  --------  -------
disclosing party shall use its best efforts to limit the disclosure to the information necessary, shall advise any party to whom disclosure is made that said terms and conditions are subject to a confidentiality requirement and shall obtain the agreement of said party to keep any information disclosed to it as confidential. In the event of a breach of the provisions of this Section 17.2, either party shall be entitled to all of its rights and remedies at law or in equity.

18.  REMEDIES
     --------

          18.1 In the event Purchaser fails to perform on the Closing Date or otherwise defaults hereunder, Purchaser's sole liability and Seller's sole recourse shall be limited to an action for damages in the amount of Four Hundred Twenty Thousand Dollars ($420,000). Seller agrees that such amount constitutes fixed and liquidated damages resulting from Purchaser's default. Seller agrees that the exact amount of damages that Seller will sustain is difficult to determine and that the amount of the liquidated damages is a fair and reasonable estimate of such damages. Seller waives any other claim, right or remedy at law or in equity, either against Purchaser or against any person, known or unknown, disclosed or undisclosed.

          18.2 (a) If, after complying with the terms of this Agreement, Seller shall be unable to convey the Property in accordance with the terms of this Agreement, the sole obligation and liability of Seller shall be to perform in accordance with Section 4.10, following which this Agreement shall be deemed canceled and the parties hereto shall be released of all obligations and liabilities under this Agreement, except those that are expressly stated to survive the cancellation or termination of this Agreement.

               (b) In the event of any default on the part of Seller or Seller's failure to comply with any representation, warranty or agreement in any material respect, Purchaser shall be entitled: (i) to terminate this Agreement upon notice to Seller, in which event neither party shall thereafter have any further obligations under this Agreement; (ii) to commence an action against Seller seeking specific performance of Seller's obligations under this Agreement; (iii) to pursue all of its remedies at law or in equity, including without limitation actions for recovery of lost profits and consequential damages; or (iv) to do any or all of the above.

          18.3 The acceptance of the Deed by Purchaser shall be deemed a full performance and discharge of every agreement and obligation of Seller to be performed under this Agreement, except those, if any, which are specifically stated in this Agreement to survive the Closing or those which, by their terms, cannot be performed or complied with until after the Closing.

          18.4 The provisions of this Section 18 shall survive the Closing or earlier termination of this Agreement.

19.  NOTICE.
     ------

          19.1 All notices, demands, requests, or other writings (a "Notice") in this Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other, shall be in writing and shall be delivered by depositing the same with any nationally recognized overnight delivery service, or by telecopy or fax machine, in either event with all transmittal fees prepaid, properly addressed, and sent to the following addresses:

     If to Purchaser:  c/o Cali Realty Corporation
                       11 Commerce Drive
                       Cranford, New Jersey  07016
                       Attn: David Parisier,

                       Director of Acquisitions
                       (908) 272-8000 (tele.)
                       (908) 272-6755 (fax)

     with a copy to:   c/o Cali Realty Corporation
                       11 Commerce Drive
                       Cranford, New Jersey  07016
                       Attention: Roger W. Thomas, Esq.
                       (908) 272-8000 (tele.)
                       (908) 272-6755 (fax)

     with a copy to:   Stephan K. Pahides, Esquire
                       Eckell, Sparks, Levy, Auerbach,
                       Monte & Emper, P.C.
                       344 West Front Street
                       Media, PA  19063
                       (610) 565-3700 (tele.)
                       (610) 565-1596 (fax)

     If Seller:        Attn.:  Roger C. Hope
                       President
                       c/o Valley Forge Equities, Inc.
                       920 Madison Avenue
                       Norristown, PA  19403
                       (610)  666-6000 (tele.)
                       (610)  666-6367 (fax)

     with a copy to:   Arthur S. O'Neill, Esquire
                       935 South Trooper Road
                       Norristown, PA  19403
                       (610) 666-5550 (tele.)
                       (610) 666-1950 (fax)

or to such other address as either party may from time to time designate by written notice to the other or to the Escrow Agent. Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective on the first business day following such dispatch and (ii) telecopy or fax machine shall be deemed given at the time and on the date of machine transmittal provided same is sent prior to 4:00 p.m. on a business day (if sent later, then notice shall be deemed given on the next business day) and if the sending party receives a written send confirmation on its machine and forwards a copy thereof by regular mail accompanied by such notice or communication. Notices may be given by counsel for the parties described above, and such Notices shall be deemed given by said party, for all purposes hereunder.

          19.2 Any Notice which, pursuant to this Agreement, requires a response within a certain number of days or gives the other party certain rights if said party responds within a certain number of days, shall set forth such requirement or right in order for the Notice to be effective.

20.  MISCELLANEOUS
     -------------

          20.1 If any instrument or deposit is necessary in order to obviate a defect in or objection or exception to title, the following shall apply: (i) any such instrument shall be in such form and shall contain such terms and conditions as may be reasonably required by the Title Company to omit any defect, objection or exception to title, (ii) any such deposit shall be made with the Title Company, and (iii) Seller agrees to execute, acknowledge and deliver any such reasonable instrument and to make any such deposit.

          20.2 This Agreement (a) constitutes the entire agreement between the parties and incorporates, (b) supersedes all prior negotiations and discussions between the parties, (c) cannot be amended, waived or terminated orally, but only by an agreement in writing signed by the party to be charged, (d) shall be interpreted and governed by the laws of the Commonwealth of Pennsylvania and (e) shall be binding upon the parties hereto and their respective successors and assigns.

          20.3 The caption headings in this Agreement are for convenience only and are not intended to be part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

          20.4 Each party shall, from time to time, execute, acknowledge and deliver such further instruments, and perform such additional acts, as the other party may reasonably request in order to effectuate the intent of this Agreement. Nothing contained in this Agreement shall be deemed to create any rights or obligations of partnership, joint venture or similar association between Seller and Purchaser. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against Seller, Purchaser or the party whose counsel drafted this Agreement.

          20.5 This Agreement shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Agreement may be executed by the parties hereto in counterparts, all of which together shall constitute a single Agreement.

          20.6 All references herein to any section, schedule or exhibit shall be to the sections of this Agreement and to the schedules and exhibits annexed hereto unless the context clearly dictates otherwise. All of the schedules and exhibits annexed hereto are, by this reference, incorporated herein.

          20.7 In the event of any litigation or alternative dispute resolution between Seller and Purchaser in connection with this Agreement or the transaction contemplated herein, the non-prevailing party in such litigation or alternative dispute resolution shall be responsible for payment of all expenses and reasonable attorneys' fees incurred by the prevailing party.

          20.8 This Agreement shall not be recorded in the office for recording of deeds or in any other office or place of public record.

          20.9 The parties waive the formal requirements for tender of payment and deed. The parties agree that all times are of the essence.

          20.10 The Legislature has established a Real Estate Recovery Fund. The purpose of the fund is to compensate persons who obtain a judgment because of the fraud, misrepresentation or deceit of an agent. For further information concerning the Recovery Fund telephone: (717) 783-3658.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                         SELLER:

                         THE TROOPER PARTNERSHIP, LTD
                         By: Valley Forge Equities, Inc.,
                                    its general partner

                         By: /s/ Roger C. Hope
                            -----------------------------------
                              ROGER C. HOPE, PRESIDENT


                         PURCHASER:

                         CALI REALTY ACQUISITION CORPORATION

                         By: /s/ Roger W. Thomas
                            ----------------------------------
                              ROGER W. THOMAS,
                              VICE PRESIDENT